Exhibit 99.1

Advent Technologies Reports Q2 2023 Results

•	Agreement with BASF to establish end-to-end supply chain for hydrogen fuel cell systems in Europe.

•	Signed MoU with Safran Power Units to advance HT-PEM fuel cell technology for the aerospace sector.

•	Secured $1.1 million contract to supply HT-PEM MEAs for fuel cell-powered trucks in Asia.

•	Working actively with the Greek State for the timely signing of Advent’s Green HiPo project, following official ratification from the European Commission under the Important Projects of Common European Interest (“IPCEI”) Hy2Tech Program.

BOSTON, MA. – August 11, 2023 – Advent Technologies Holdings, Inc. (NASDAQ: ADN) (“Advent” or the “Company”), an innovation-driven leader in the fuel cell and hydrogen technology space, today announced consolidated financial results for the three months ended June 30, 2023. All amounts are in U.S. dollars unless otherwise noted and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Q2 2023 Financial Highlights

(All comparisons are to Q2 2022, unless otherwise stated)

•	Revenue of $1.1 million and income from grants of $0.7 million, for a total of $1.8 million.

•	Operating expenses of $11.2 million, a year-over-year increase of $0.6 million, primarily related to an increase in research and development costs, as well as expenses related to our new Hood Park facility in Charlestown, MA.

•	Recognized $9.8 million of asset impairment charges, mostly related to the assessment of goodwill and other intangible assets from the Company’s acquisitions in 2021.

•	Net loss in Q2 of $(21.8) million or $(0.41) per share.

•	Unrestricted cash reserves were $10.1 million as of June 30, 2023, a decrease of $9.5 million from March 31, 2023, which includes $3.4 million of cash raised from the Company’s equity line of credit with Lincoln Park Capital, $1.9 million paid to complete the acquisition of the fuel cell systems business in Denmark, Germany and the Philippines, $0.8 million paid to acquire land in Kozani, Greece for the Green HiPo project, and $0.4 million paid for the build-out of the Hood Park facility.

“The consolidation of our operations continued apace during Q2 2023, which has increased focus towards securing commercial contracts across our core energy markets of stationary and mobility. This has also resulted in our cash burn becoming gradually reduced, and as various non-core fixed costs decline, we will continue to drive efficiencies wherever possible,” said Dr. Vasilis Gregoriou, Chairman and CEO of Advent Technologies. “OEMs are increasingly showing interest in our HT-PEM technology due to its functional applicability and adaptability with a range of non-fossil fuel sources. We are confident that our technology can provide the means for our core markets to move to an environmentally cleaner and large-scale sustainable model. We shall remain focused on successfully developing innovative fuel cell systems and expanding our collaboration agreements with world-class partners.”

Business Updates

BASF and Advent Sign Agreement to Establish End-to-End Supply Chain for Hydrogen Fuel Cell Systems in Europe: BASF Environmental Catalyst and Metal Solutions, a global leader in precious metals and catalysis, and Advent concluded the terms of a new agreement to join efforts in building a full-loop component supply chain for fuel cells.

For the past 20 years, BASF Environmental Catalyst and Metal Solutions has been a leader in membrane and membrane electrode assembly (“MEA”) technology for high temperature proton exchange membrane (“HT-PEM”) fuel cells with a strong foundation in precious metal services and catalysis. Advent is a significant manufacturer of HT-PEM fuel cell systems, targeting emerging markets in the field of sustainable and decentralized energy such as stationary power that can replace diesel generators, maritime power from e-methanol fuel cells, and heavy-duty mobility.

HT-PEM fuel cells operate at 120°C to 180°C, offer a broad operating window and can tolerate impurities in the hydrogen fuel gas. The fuel cells also enable simplified cooling and do not require humidification. Advent offers competitive fuel cell systems for stationary and portable applications based on methanol and on-site reforming. Looking ahead, HT-PEM fuel cells will also become available for heavy-duty mobility and maritime power.

The scope of the agreement includes BASF’s role in scaling-up MEA production at Advent’s planned state-of-the-art manufacturing facility in Western Macedonia, Greece, while offering Advent its full portfolio of products and services to enable circularity in key materials. Both companies will cooperate on BASF’s latest membrane development, Celtec®-Z, and the new Ion Pair™ MEA by Advent, aiming for improved performance, lifetime and cost competitiveness.

Advent Technologies and Safran Power Units Sign MoU to Advance HT-PEM Fuel Cell Technology for the Aerospace Sector: Advent signed a memorandum of understanding (“MoU”) with Safran Power Units, a leader in auxiliary power systems and turbojet engines. Leveraging Advent’s proprietary Ion Pair™ MEA technology, and Safran’s aerospace knowledge and capabilities, this new collaboration seeks to advance the development of next-generation HT-PEM fuel cell technology, specifically for the aerospace sector.

HT-PEM enables more efficient heat management versus low temperature-PEM (“LT-PEM”). HT-PEM is more adapted for applications requiring high amounts of power combined with strong integration constraints such as aviation. HT-PEM is also more robust and can withstand tougher operating conditions, such as extreme temperatures and pollution, versus LT-PEM.

The collaboration is further supported by a strong research consortium including Safran Tech (the Research & Technology Center of Safran Group), the French Alternative Energies and Atomic Energy Commission, Fraunhofer Institute, the French National Centre for Scientific Research, the University of Strasbourg, and the IMDEA Energy Institute. Led by Safran Power Units and with the support of Advent, the consortium has secured a grant for the Clean Hydrogen Partnership TC3-08 NIMPHEA Project. Running from 2023 to 2026, the project is funded by Horizon Europe. NIMPHEA Project’s main objective is to develop an aircraft-compatible, next-generation HT-PEM MEA. This involves optimizing and enhancing various components such as the catalyst layer, membrane, and gas diffusion layer. Advent’s Ion Pair™ MEA technology serves as the foundation for these advancements.

As part of the MoU, Advent and Safran Power Units are exploring a joint development agreement for the advancement of HT-PEM fuel cells in aviation and for enhancing Advent’s supply capability.

Advent Technologies Secures $1.1 Million Contract to Supply its HT-PEM MEAs for Fuel Cell-Powered Trucks in Asia: Advent announced a contract with a prominent fuel cell manufacturer specializing in truck applications in the East Asian market. Under this contract, Advent will supply MEAs to support the development of advanced fuel cell solutions for trucks. The contract, which was signed in the second quarter of 2023 with a combined value of $1.1 million, comes after a highly successful testing phase of Advent’s proprietary MEA technology conducted by its customer. Advent will deliver HT-PEM MEAs with a projected continuation of deliveries aligned to the customer’s specified timeframe.

The use of Advent’s MEA technology in fuel cell-powered trucks is a critical and substantial enhancement to EV technology, effectively tackling the challenges associated with charging infrastructure and the limited range of pure EVs. MEAs are the critical component of fuel cell systems and have a pivotal role in determining the overall performance, durability, efficiency, weight, and cost-effectiveness of the electrochemical products they empower.

Advent’s electrochemistry components business includes electrodes, membranes, and MEAs. These components are critical for fuel cells, electrolysers, and for long-duration energy storage such as flow batteries.

European Electrolyser Summit: Advent participated in the 2nd European Electrolyser Summit held in Brussels. Dr. Vasilis Gregoriou, Advent’s Chairman and CEO, was part of a group of 30 CEOs representing the European electrolyser manufacturing sector in a meeting with European Commissioner Thierry Breton. The primary purpose of the meeting was to discuss and address the objectives outlined in the Joint Declaration of the May 2022 EU Electrolyser Summit. The meeting, jointly organized by the European Commission and Hydrogen Europe as part of the Electrolyser Partnership, brought together approximately 44 companies actively involved in the European electrolyser supply chain.

Following the 2nd European Electrolyser Summit, the industry remains steadfast in its commitment of achieving the ambitious goals set out in the REPowerEU communication. The objective is to accomplish 10 million tons (“Mt”) of domestic hydrogen production and import 10Mt of hydrogen by 2030. As part of this commitment, the industry is planning to significantly increase electrolyser production in the EU, aiming to ramp-up capacity by a factor of seven within three years. This will involve scaling-up from the current 3GW production capacity to approximately 21GW by 2025.

In a recently published document, the partnership members and the European Commission provided an update on the progress that has been made one year after the signing of the Joint Declaration. The document highlights the industry’s continued efforts to expand its European footprint as the regulatory framework moves closer to completion. Notable developments include the Renewable Energy Directive, Delegated Acts on Additionality, and the Hydrogen Bank.

Update on Green HiPo Project: On May 26, 2023, Advent provided an update on the implementation of the Green HiPo project under the framework of IPCEI Hy2Tech. This update highlighted the recent milestones achieved in the project as described below, emphasizing the collective dedication of the entire Advent team towards decarbonization, and the transformation of the clean energy landscape in Greece and Europe.

1.	Acquisition of Land: Advent successfully acquired the ownership rights to a prime parcel of real estate located in Kozani, Greece, where its planned state-of-the-art facility for its Green HiPo IPCEI project is expected to be located. This land acquisition underscores Advent’s unwavering dedication to establishing a robust infrastructure that will effectively and strategically support the objectives of the Green HiPo IPCEI project. Advent has also set-up a coordination and planning office in the center of Kozani which will serve as the operational hub for the Green HiPo IPCEI project.

2.	Recruitment Process and Hiring of Key Professionals: Advent has initiated the process of identifying and hiring key professionals – scientists, engineers, and managers who will play integral roles at the new state-of-the-art facility in Kozani. These individuals will drive critical functions such as research and development, first industrial deployment, and supply chain management. Their expertise will be instrumental in the development, design, and manufacture of innovative fuel cell systems and electrolyser systems. Advent’s careful selection process will ensure that top-tier talent is recruited to support the successful execution of the Green HiPo IPCEI project, thereby ensuring the project’s success and innovation.

On August 4, 2023, Advent was informed by the Ministry of National Economy and Finance that the Greek State is currently reviewing the financing for IPCEI Hy2Tech. Accordingly, and as a pre-requisite for unlocking the State Aid funding for Green HiPo, the Greek State is examining and planning ways to implement actions and to strengthen initiatives that will contribute to the transition of the productive and growth model of the Greek economy towards climate neutrality. Parameters for the planning of such actions include implementing projects at specific times, the viability of the completed proposed plans, as well as compliance with regulatory obligations and guidelines regarding the management of European funds.

Dr. Gregoriou concluded, “Advent continues to make significant progress in both the stationary and mobility power sectors. We will continue to consolidate our business with a view to maximizing efficiency and effectiveness throughout our global operations, and to focus on core markets and significant projects. The Greek State is progressing with its review of the Green HiPo project, and we await the finalization of all necessary procedures. I am confident in the potential of Advent and our technology, and I am very optimistic that we will continue to increase market share as economies embrace clean energy and decarbonization.”

Conference Call

The Company will host a conference call on Friday, August 11, 2023, at 9:00 AM ET to discuss its results.

To access the call please dial (888) 660-6182 from the United States, or (929) 203-0891 from outside the U.S. The conference call I.D. number is 3273042. Participants should dial in 5 to 10 minutes before the scheduled time.

A replay of the call can also be accessed via phone through August 25, 2023, by dialing (800) 770-2030 from the U.S., or (647) 362-9199 from outside the U.S. The conference I.D. number is 3273042.

About Advent Technologies Holdings, Inc.

Advent Technologies Holdings, Inc. is a U.S. corporation that develops, manufactures, and assembles complete fuel cell systems, and the critical components for fuel cells in the renewable energy sector. Advent is headquartered in Boston, Massachusetts, with offices in California, Greece, Denmark, Germany and the Philippines. With more than 150 patents issued, pending, or licensed worldwide for fuel cell technology, Advent holds the IP for next-generation HT-PEM that enable various fuels to function at high temperatures and under extreme conditions – offering a flexible option for the automotive, aviation, defense, oil and gas, maritime, and power generation sectors. For more information, please visit www.advent.energy.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to maintain the listing of the Company’s common stock on Nasdaq; future financial performance; public securities’ potential liquidity and trading; impact from the outcome of any known and unknown litigation; ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures; future mix of revenue and effect on gross margins; attraction and retention of qualified directors, officers, employees, and key personnel; ability to compete effectively in a competitive industry; ability to protect and enhance our corporate reputation and brand; expectations concerning our relationships and actions with our technology partners and other third parties; impact from future regulatory, judicial and legislative changes to the industry; ability to locate and acquire complementary technologies or services and integrate those into the Company’s business; future arrangements with, or investments in, other entities or associations; and intense competition and competitive pressure from other companies worldwide in the industries in which the Company will operate; and the risks identified under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2023, as well as the other information we file with the SEC. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. GAAP throughout this press release, the Company has provided non-GAAP financial measures - Adjusted Net Income / (Loss) and Adjusted EBITDA - which present results on a basis adjusted for certain items. The Company uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the terms Adjusted Net Income / (Loss) and Adjusted EBITDA may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These measures are reconciled from the respective measures under GAAP in the appendix below.

Contacts

Advent Technologies Holdings, Inc.

Naiem Hussain

nhussain@advent.energy

Chris Kaskavelis

press@advent.energy

###

ADVENT TECHNOLOGIES HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in USD thousands, except share and per share amounts)

	As of
	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,052	$32,869
Restricted cash, current	1,996	-
Accounts receivable, net	1,020	979
Contract assets	51	52
Inventories	15,164	12,620
Prepaid expenses and Other current assets	3,185	2,980
Total current assets	31,468	49,500
Non-current assets:
Goodwill	-	5,742
Intangibles, net	1,909	6,062
Property and equipment, net	20,507	17,938
Right-of-use assets	3,829	4,055
Restricted cash, non-current	750	750
Other non-current assets	5,113	5,221
Available for sale financial asset	326	320
Total non-current assets	32,434	40,088
Total assets	$63,902	$89,588
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade and other payables	$6,545	$4,680
Deferred income from grants, current	990	801
Contract liabilities	951	1,019
Other current liabilities	2,321	4,703
Operating lease liabilities	2,385	2,280
Income tax payable	187	183
Total current liabilities	13,379	13,666
Non-current liabilities:
Warrant liability	177	998
Long-term operating lease liabilities	9,036	9,802
Defined benefit obligation	86	72
Deferred income from grants, non-current	421	50
Other long-term liabilities	744	852
Total non-current liabilities	10,464	11,774
Total liabilities	23,843	25,440
Commitments and contingent liabilities
Stockholders’ equity
Common stock ($0.0001 par value per share; Shares authorized: 500,000,000 and 110,000,000 at June 30, 2023 and December 31, 2022, respectively; Issued and outstanding: 58,420,207 and 51,717,720 at June 30, 2023 and December 31, 2022, respectively)	6	5
Preferred stock ($0.0001 par value per share; Shares authorized: 1,000,000 at June 30, 2023 and December 31, 2022; nil issued and outstanding at June 30, 2023 and December 31, 2022)	-	-
Additional paid-in capital	183,908	174,509
Accumulated other comprehensive loss	(2,274)	(2,604)
Accumulated deficit	(141,581)	(107,762)
Total stockholders’ equity	40,059	64,148
Total liabilities and stockholders’ equity	$63,902	$89,588

ADVENT TECHNOLOGIES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in USD thousands, except share and per share amounts)

	Three months ended June 30, (Unaudited)		Six months ended June 30, (Unaudited)
	2023	2022	2023	2022
Revenue, net	$1,112	$2,225	$2,089	$3,481
Cost of revenues	(1,905)	(2,270)	(3,389)	(3,787)
Gross loss	(793)	(45)	(1,300)	(306)
Income from grants	660	209	1,194	717
Research and development expenses	(2,883)	(2,642)	(6,024)	(4,791)
Administrative and selling expenses	(8,331)	(7,956)	(16,820)	(18,454)
Sublease income	138	-	265	-
Amortization of intangibles	(188)	(718)	(409)	(1,417)
Credit loss – customer contracts	(127)	-	(127)	-
Impairment losses	(9,763)	-	(9,763)	-
Operating loss	(21,287)	(11,152)	(32,984)	(24,251)
Fair value change of warrant liability	99	(217)	489	8,159
Finance income / (expenses), net	8	1	118	(9)
Foreign exchange gains / (losses), net	159	(1)	118	(18)
Other income / (expenses), net	(806)	(218)	(760)	(221)
Loss before income tax	(21,827)	(11,587)	(33,019)	(16,340)
Income taxes	(4)	439	(800)	1,096
Net loss	$(21,831)	$(11,148)	$(33,819)	$(15,244)
Net loss per share
Basic loss per share	(0.41)	(0.22)	(0.64)	(0.30)
Basic weighted average number of shares	53,417,230	51,476,822	52,714,105	51,365,823
Diluted loss per share	(0.41)	(0.22)	(0.64)	(0.30)
Diluted weighted average number of shares	53,417,230	51,476,822	52,714,105	51,365,823

ADVENT TECHNOLOGIES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in USD thousands)

	Six months ended June 30, (Unaudited)
	2023	2022
Net Cash used in Operating Activities	$(18,899)	$(29,356)

Cash Flows from Investing Activities:
Purchases of property and equipment	(2,348)	(2,673)
Purchases of intangible assets	-	(121)
Advances for the acquisition of property and equipment	(1,214)	-
Acquisition of available for sale financial assets	-	(328)
Acquisition of subsidiaries	(1,864)	-
Net Cash used in Investing Activities	$(5,426)	$(3,122)

Cash Flows from Financing Activities:
Proceeds of issuance of common stock and paid-in capital	3,410	-
Net Cash provided by Financing Activities	$3,410	$-

Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	$(20,915)	$(32,478)

Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	94	(750)
Cash, cash equivalents, restricted cash and restricted cash equivalents at the beginning of the period	33,619	79,764
Cash, cash equivalents, restricted cash and restricted cash equivalents at the end of the period	$12,798	$46,536

Reconciliation to Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$10,052	$45,786
Restricted cash, current	1,996	-
Restricted cash, non-current	750	750
Cash, cash equivalents, restricted cash and restricted cash equivalents	$12,798	$46,536

Supplemental Cash Flow Information
Cash activities
Interest paid	$16	$7

Non-cash Investing and Financing Activities:
Assets acquired under operating leases	$-	$1,594
Issuance of common stock and paid-in capital	$769	$-

Supplemental Non-GAAP Measures and Reconciliations

In addition to providing measures prepared in accordance with GAAP, we present certain supplemental non-GAAP measures. These measures are EBITDA, Adjusted EBITDA and Adjusted Net Income / (Loss), which we use to evaluate our operating performance, for business planning purposes and to measure our performance relative to that of our peers. These non-GAAP measures do not have any standardized meaning prescribed by GAAP and therefore may differ from similar measures presented by other companies and may not be comparable to other similarly titled measures. We believe these measures are useful in evaluating the operating performance of Advent’s ongoing business. These measures should be considered in addition to, and not as a substitute for net income, operating expense and income, cash flows and other measures of financial performance and liquidity reported in accordance with GAAP. The calculation of these non-GAAP measures has been made on a consistent basis for all periods presented.

EBITDA and Adjusted EBITDA

These supplemental non-GAAP measures are provided to assist readers in determining our operating performance. We believe this measure is useful in assessing performance and highlighting trends on an overall basis. We also believe EBITDA and Adjusted EBITDA are frequently used by securities analysts and investors when comparing our results with those of other companies. EBITDA differs from the most comparable GAAP measure, net income / (loss), primarily because it does not include interest, income taxes, depreciation of property, plant and equipment, and amortization of intangible assets. Adjusted EBITDA adjusts EBITDA for items such as one-time transaction costs, asset impairment charges, and fair value changes in the warrant liability.

The following tables show a reconciliation of net loss to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2023 and 2022.

EBITDA and Adjusted EBITDA	Three months ended June 30, (Unaudited)			Six months ended June 30, (Unaudited)
(in Millions of US dollars)	2023	2022	$ change	2023	2022	$ change
Net loss	$(21.83)	$(11.15)	(10.68)	$(33.82)	$(15.24)	(18.58)
Depreciation of property and equipment	$0.81	$0.36	0.45	$1.21	$0.78	0.43
Amortization of intangibles	$0.19	$0.72	(0.53)	$0.41	$1.42	(1.01)
Finance income / (expenses), net	$(0.01)	$-	(0.01)	$(0.12)	$0.01	(0.13)
Other income / (expenses), net	$0.81	$0.22	0.59	$0.76	$0.22	0.54
Foreign exchange differences, net	$(0.16)	$-	(0.16)	$(0.12)	$0.02	(0.14)
Income taxes	$-	$(0.44)	0.44	$0.80	$(1.10)	1.90
EBITDA	$(20.19)	$(10.29)	(9.90)	$(30.88)	$(13.89)	(16.99)
Net change in warrant liability	$(0.10)	$0.22	(0.32)	$(0.49)	$(8.16)	7.67
Impairment losses	$9.76	$-	9.76	$9.76	$-	9.76
Adjusted EBITDA	$(10.53)	$(10.07)	(0.46)	$(21.61)	$(22.05)	0.44

Adjusted Net Loss

This supplemental non-GAAP measure is provided to assist readers in determining our financial performance. We believe this measure is useful in assessing performance and highlighting trends on an overall basis. Adjusted Net Loss differs from the most comparable GAAP measure, net loss, primarily because it does not include one-time transaction costs, asset impairment charges and warrant liability changes. The following table shows a reconciliation of net loss to Adjusted Net Loss for the three and six months ended June 30, 2023 and 2022.

Adjusted Net Loss	Three months ended June 30, (Unaudited)			Six months ended June 30, (Unaudited)
(in Millions of US dollars)	2023	2022	$ change	2023	2022	$ change
Net loss	$(21.83)	$(11.15)	(10.68)	$(33.82)	$(15.24)	(18.58)
Net change in warrant liability	$(0.10)	$0.22	(0.32)	$(0.49)	$(8.16)	7.67
Impairment losses	$9.76	$-	9.76	$9.76	$-	9.76
Adjusted Net Loss	$(12.17)	$(10.93)	(1.24)	$(24.55)	$(23.40)	(1.15)